Exhibit 5.1

Our ref	SMC/737066-000002/78768273v3

FTAI Aviation Ltd.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

30 May 2024

FTAI Aviation Ltd.

We have acted as counsel as to Cayman Islands law to FTAI Aviation Ltd. (the "Company") in connection with the Company's registration statement on Form S-3 (File No. 333-270042), including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933, as amended (including its exhibits, the "Registration Statement") related to the sale of 2,090,561 Ordinary Shares of a par value of US$0.01 in the capital of the Company (the "Shares") by the Selling Shareholders (as defined below) pursuant to the Underwriting Agreement dated as of 28 May 2024 (the "Underwriting Agreement") among the Company, the selling shareholders named therein (the "Selling Shareholders") and Citigroup Global Markets Inc. (the "Underwriter").

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 8 December 2017, the certificate of incorporation on change of name dated 10 November 2022 and the amended and restated memorandum and articles of association of the Company as registered or adopted on 9 November 2022 (the "Memorandum and Articles").

1.2	The secretary's certificate (the "Secretary's Certificate") certifying the resolutions passed at the meeting of the board of directors of the Company held on 23 February 2023 (the "February 2023 Meeting"), the minutes of the meeting (the "January 2024 Minutes") of the board of directors of the Company held on 22 January 2024 (the "January 2024 Meeting"), the minutes of the meeting of the special committee (the "Committee") of the board of directors of the Company held on 25 May 2024 (the "Special Committee Minutes") and the written resolutions of the directors of the Company dated 27 May 2024 (the "Resolutions").

Maples and Calder (Cayman) LLP

PO Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands

Tel +1 345 949 8066 Fax +1 345 949 8080 maples.com

1.3	The following corporate records of the Company maintained at its registered office in the Cayman Islands, each as at the date of this opinion letter:

(a)	the Register of Directors; and

(b)	the Register of Mortgages and Charges.

1.4	A certificate of good standing with respect to the Company issued by the Registrar of Companies dated 30 May 2024 (the "Certificate of Good Standing").

1.5	The Registration Statement.

1.6	A draft of the Underwriting Agreement.

1.7	The prospectus dated February 27, 2023 (the "Base Prospectus") related to the Registration Statement.

1.8	The preliminary prospectus supplement dated May 28, 2024 (the "Preliminary Prospectus" and, together with the Base Prospectus, the "Prospectus"), relating to the offering of the shares in the capital of the Company, in the form filed by the Company with the Commission.

1.9	The register of Members of the Company as at 29 May 2024 (the "Register of Members").

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate and the Certificates of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Underwriting Agreement has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Underwriting Agreement is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the "Relevant Law") and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The choice of the Relevant Law as the governing law of the Underwriting Agreement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.5	All signatures, initials and seals are genuine.

2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Underwriting Agreement.

2.7	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement, the Preliminary Prospectus, the Prospectus and the Underwriting Agreement.

2.8	No monies paid to or for the account of any party under the Underwriting Agreement or any property received or disposed of by any party to the Underwriting Agreement in each case in connection with the Underwriting Agreement or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.9	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.10	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

2.11	The Company will receive money or money's worth in consideration for the issue of the Shares and none of the Shares were or will be issued for less than its par value.

2.12	The completeness and accuracy of the Register of Members.

2.13	There is nothing contained in the minute book or corporate records of the Company (which, other than the records set out in paragraph 1.3 of this opinion letter, we have not inspected) which would or might affect the opinions set out below.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The Shares to be to be sold by the Selling Shareholders as contemplated by the Registration Statement and the Prospectus have been duly authorised for sale by the Company, and when sold by the Selling Shareholders against payment in full of the consideration, in accordance with the Underwriting Agreement and the Memorandum and Articles and duly registered in the Company's register of members (shareholders), will be validly issued as fully-paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Underwriting Agreement will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

(d)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

4.2	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.3	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.4	In this opinion letter the phrase "non-assessable" means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company's assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm in the Prospectus under the risk factor headed "Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited" and the section titled "Legal Matters". In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the Rules and Regulations of the Commission thereunder.

We express no view as to the commercial terms of the Registration Statement, the Prospectus and the Underwriting Agreement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Registration Statement, the Prospectus or the Underwriting Agreement and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of Shares pursuant to the Registration Statement, the Prospectus and the Underwriting Agreement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

Maples and Calder (Cayman) LLP

FTAI Aviation Ltd.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

To:	Maples and Calder (Cayman) LLP

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

30 May 2024

FTAI Aviation Ltd. (the "Company")

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the "Opinion") in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.

3	The Secretary's Certificate is a true and correct record of the resolutions passed at the February 2023 Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Memorandum and Articles. The resolutions set out in the Secretary's Certificate were duly passed in the manner prescribed in the Company’s memorandum and articles of association in effect at the time (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4	The January 2024 Minutes are a true and correct record of the resolutions passed at the January 2024 Minutes, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Memorandum and Articles. The resolutions set out in the January 2024 Minutes were duly passed in the manner prescribed in the Company’s memorandum and articles of association in effect at the time (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

5	The Special Committee Minutes are a true and correct record of the resolutions passed at the Committee Meeting, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Memorandum and Articles. The resolutions set out in the Special Committee Minutes were duly passed in the manner prescribed in the Company’s memorandum and articles of association in effect at the time (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

6	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

7	The authorised share capital of the Company is US$22,000,000 divided into 2,000,000,000 Ordinary Shares of a par value of US$0.01 each and 200,000,000 Preferred Shares of a par value of US$0.01 each, of which Preferred Shares 4,180,000 are designated as Series A Preferred Shares, 4,940,000 are designated as Series B Preferred Shares, 4,200,000 are designated as Series C Preferred Shares and 2,990,000 are designated as Series D Preferred Shares.

8	The shareholders of the Company (the "Shareholders") have not restricted the powers of the directors of the Company in any way.

9	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Registration Statement, the Prospectus, the Underwriting Agreement and any documents in connection therewith.

10	The directors of the Company at the date of the February 2023 Meeting, the January 2024 Meeting, the Resolutions and this certificate were and are as follows: Paul R. Goodwin, Ray M. Robinson, Joseph P. Adams, Jr, Judith A. Hannaway, Martin Tuchman, A. Andrew Levison and Kenneth J. Nicholson.

11	The members of the Committee at the date of the Committee Meeting and at the date of this certificate were and are as follows: Paul R. Goodwin, Judith A. Hannaway, A. Andrew Levison, Ray M. Robinson and Martin Tuchman.

12	Prior to, at the time of, and immediately following the approval of the transactions contemplated by the Registration Statement, the Preliminary Prospectus, the Prospectus and the Underwriting Agreement, the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions contemplated by the Registration Statement, the Preliminary Prospectus, the Prospectus and the Underwriting Agreement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

13	Each director of the Company considered the transactions contemplated by the Registration Statement, the Preliminary Prospectus, the Prospectus and the Underwriting Agreement to be of commercial benefit to the Company and acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

14	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction and neither the directors nor Shareholders have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no receiver has been appointed in relation to any of the Company's property or assets.

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15	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

16	The Registration Statement, the Preliminary Prospectus, the Prospectus and the Underwriting Agreement have been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

17	No invitation has been made or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

18	The Shares to be sold pursuant to the Registration Statement, the Prospectus and the Underwriting Agreement have been, or will be, duly registered, and will continue to be registered, in the Company's register of members (shareholders).

19	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

(Signature Page follows)

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I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Joseph P. Adams, Jr.
Name:	Joseph P. Adams, Jr.
Title:	Chairman of the Board and Chief Executive Officer

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